EXHIBIT 5.2

May 18, 2004

Invitrogen Corporation, Inc.

1600 Faraday Avenue

Carlsbad, California 92008

Ladies and Gentlemen:

As counsel to Invitrogen Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration by the Company pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), of $450,000,000 aggregate principal amount of the Company’s 1.5% Convertible Senior Notes due 2024 (the “Notes”) and the common stock, $.01 par value (the “Stock”), of the Company issuable upon conversion thereof. The Notes were issued pursuant to the Indenture (the “Indenture”), dated as of February 19, 2004, between the Company and U.S. Bank National Association, as Trustee thereunder (the “Trustee”).

As such counsel and in connection with the opinions expressed below, we have examined a copy of (a) the Registration Statement, (b) the Indenture, (c) a specimen of the Stock, (d) forms of the global notes evidencing the Notes, and (e) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We express no opinion concerning any law other than the General Corporation Law of the State of Delaware (the “DGCL”) and the federal law of the United States.

Based on such examination and review and subject to the foregoing, we are of the opinion that:

(i) The shares of Stock initially issuable upon conversion of the Notes have been duly authorized and validly reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be duly and validly issued and fully paid and non-assessable.

(ii) The Indenture and the Notes have been duly authorized, executed and delivered by the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Very truly yours,

/s/ Gray Cary Ware & Freidenrich LLP